EXHIBIT 10.3

FORM OF

AGREEMENT NOT TO COMPETE

I recognize that The L.S. Starrett Company, a Massachusetts corporation (the “Company”, which term includes its subsidiaries and affiliated entities) desires to retain me in its employ, to safeguard its trade secrets, confidential business information and customer good will, and to ensure that I do not compete with the Company, as specified below, in the event my employment with the Company is terminated.

In consideration of the terms of that certain Change in Control Letter Agreement from the Company to me dated the same date as this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, I agree as follows:

1. I will not, for a period of 18 months commencing with the termination of my employment with the Company for any reason, engage (directly or indirectly) in any activities or render any services similar or reasonably related to those in which I was engaged or those that I rendered as an employee of the Company during any part of the two-year period preceding my termination, for any trade or business which competes with the Company in any place where the Company does or may do business or in any line of business engaged in (or planned to be engaged in) by the Company, whether now existing or hereafter established.  I will not engage in such activities or render such services for myself or on behalf of any other person or entity engaged or about to become engaged in such competitive activities.

2. I agree that for a period of one (1) year following the termination of my employment with the Company for any reason, I will not solicit or in any manner encourage or induce employees of the Company to leave their employ; nor will I attempt to induce any customers, suppliers, distributors, licensors, or licensees to terminate or diminish their relationships with the Company; nor will I in any manner assist or attempt to assist any third party to do any of the foregoing.  I further agree that, during such period, I will not offer or cause to be offered employment to any person who was employed by the Company at any time during the six (6) months prior to the termination of my employment with the Company.

3. During the course of my employment by the Company, I will learn of the Company’s trade secrets and confidential information or confidential information entrusted to the Company by other persons, corporations, or firms.  The Company’s confidential information includes matters not generally known outside the Company, such as developments relating to existing and future products and services marketed or used by the Company, as well as data relating to the general business operations of the Company (e.g., concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.).  I agree not to disclose to others any trade secrets or confidential information of the Company or of such other persons, corporations, or firms, or otherwise make use of such trade secrets or confidential information, except on the Company’s behalf, whether or not such information is produced by my own efforts, with others, and whether on or off the Company's premises.  I further agree that I am bound by the terms of any agreement between the Company and any third party with respect to the treatment of confidential information of any such third party, including but not limited to the customers and vendors of the Company.  Also, I may learn of developments, ways of business, etc., which in themselves are generally known but whose use by the Company is not generally known, and I agree not to disclose to others such use, whether or not such use is due to my own efforts.

4. Upon termination of my employment for any reason, I agree to leave with the Company all records, drawings, notebooks, documents and other materials pertaining to the Company’s confidential information, whether prepared by me or others, and further agree to make no copies, reproductions or derivations of same.  I further agree to return to the Company any and all equipment, tools or other devices owned by the Company that may then be in my possession or control.

5. My obligations under this Agreement are in addition to any and all obligations I may now or hereafter have under any policy or procedure implemented by the Company with respect to any of the matters covered by this Agreement.

6. My obligations under this Agreement will survive the termination of my employment, regardless of the manner of such termination, and will be binding upon my heirs, executors, administrators and assigns.

7. I agree that, in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company will be entitled to enforcement of my obligations hereunder by court injunction (without the necessity of posting a bond).  The Company shall additionally be entitled to an award of its attorney's fees incurred in enforcing its rights hereunder.

8. If any provision of this Agreement is declared invalid, illegal or unenforceable, then such provision will be enforced to the maximum extent allowed by law.  If such provision is unreasonable to enforce to any extent, such provision will be severed from this Agreement and all remaining provisions will continue in full force and effect.

9. I agree that the periods of restriction set forth in paragraphs 1 and 2 of this Agreement shall be tolled, and shall not run, during any period of time in which I am in violation of the terms hereof, in order that the Company shall have all of the agreed-upon temporal protection recited herein.

10. I understand that the Company may assign this Agreement to any successor of the Company, including any entity that purchases the business and assets of the Company, and that if the Company assigns this Agreement to such purchaser I will remain bound by my obligations hereunder.

11. The provisions of this Agreement are severable, and no breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse my obligation to fulfill the requirements of paragraphs 1 through 4 above.

12. It is agreed and understood that no changes in the nature or scope of my employment relationship with the Company shall operate to extinguish any obligations hereunder or require that this Agreement be re-executed.

13. I acknowledge and agree that this Agreement does not in any way obligate the Company to retain my services for a fixed period or at a fixed level of Compensation;  nor does it in any way restrict my right or that of the Company to terminate my employment at any time, at will, with or without notice or cause.

14. This Agreement will be governed in all respects by the laws of the Commonwealth of Massachusetts.  Each party hereto irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the federal or state courts located in Worcester County, Massachusetts, and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts.

IN WITNESS WHEREOF I have executed this Agreement under seal as of January 16, 2009.

ACCEPTED AND AGREED TO:

Employee	The L.S. Starrett Company

By:
Name: Douglas A. Starrett
Title: President